UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2022

LODGING FUND REIT III, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-56082	83-0556111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1635 43rd Street South, Suite 205
Fargo, North Dakota	58103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 630-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.03 is incorporated herein by reference into this Item 1.01.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed in a Current Report on Form 8-K filed by Lodging Fund REIT III, Inc. (the “Company”) with the Securities and Exchange Commission on February 14, 2022, LF3 El Paso Airport, LLC and LF3 El Paso Airport TRS LLC (collectively, the “Borrower”), subsidiaries of the Company’s operating partnership subsidiary Lodging Fund REIT III OP, LP (the “Operating Partnership”), entered into a $10.0 million loan (the “Original Courtyard El Paso Loan”) with Legendary A-1 Bonds, LLC, (the “Original Lender”), secured by the 90-room Courtyard El Paso Airport hotel in El Paso, Texas (the “Courtyard El Paso”), pursuant to a Loan Agreement, dated as of February 8, 2022. The Original Lender is an affiliate of Legendary Capital REIT III, LLC, the external advisor to the Company (the “Advisor”) which is owned by Norman Leslie and Corey Maple, each a director and executive officer of the Company and principal of the Advisor. The Original Courtyard El Paso Loan was evidenced by a promissory note and had a fixed interest rate of 7.0% per annum. On May 13, 2022, the proceeds of the New Courtyard El Paso Loan as defined and described in Item 2.03 below were used to refinance the Original Courtyard El Paso Loan, and all outstanding obligations under the Original Courtyard El Paso Loan were repaid in full without any fee or penalty and all commitments and guaranties in connection therewith have been terminated or released.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT

On May 13, 2022, pursuant to the Business Loan Agreement, dated as of May 13, 2022 (the “New Loan Agreement”), the Borrower entered into a new $10.0 million loan with Western Alliance Bank (the “New Lender”), which is secured by the Courtyard El Paso (the “New Courtyard El Paso Loan”). The New Lender is not affiliated with the Company or the Advisor. The New Courtyard El Paso Loan is evidenced by a promissory note and has a fixed interest rate of 6.01% per annum. The New Courtyard El Paso Loan matures five years after the effective date. The New Courtyard El Paso Loan requires 18 monthly interest-only payments followed by monthly payments of principal and interest, with the outstanding principal and interest due at maturity. The Borrower has the right to prepay the entire New Courtyard El Paso Loan on certain permitted prepayment dates with a 30-day notice. Such a prepayment would include a prepayment fee equal to 1% of the prepaid principal. If the New Courtyard El Paso Loan is prepaid concurrently with the sale of the Courtyard El Paso to an unaffiliated third party, the prepayment fee will be 0%. The Borrower used the proceeds of the New Courtyard El Paso Loan to repay in full the Original Courtyard El Paso Loan described in Item 1.02 above.

The New Loan Agreement requires the maintenance of covenants concerning a quarterly debt service coverage ratio and a quarterly debt yield beginning for each fiscal quarter beginning June 30, 2023 through March 31, 2025. The New Loan Agreement contains customary events of default, including payment defaults, as further described therein. If an event of default occurs under the New Loan Agreement, the New Lender may accelerate the repayment of amounts outstanding under the New Loan Agreement and exercise other remedies subject, in certain instances, to the expiration of applicable cure periods.

Pursuant to the New Loan Agreement, the Operating Partnership entered into a Guaranty (the “OP Guaranty”) with the New Lender to guarantee payment when due of the loan amount and the performance of the agreements of Borrower contained in the loan documents, as further described in the OP Guaranty.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGING FUND REIT III, INC.

Dated: May 19, 2022	BY:	/s/ Corey R. Maple
Corey R. Maple
Chairman of the Board, Chief Executive Officer and Secretary